EXHIBIT 99.1 - PRESS RELEASE ISSUED NOVEMBER 23, 2005

Contact:	Bevo Beaven, Vice President
Bill Conboy, Sr. Account Executive
CTA Public Relations
303-665-4200
Bill@ctapr.com
Bevo@ctapr.com

Harken Energy's Subsidiary, Global Energy Development PLC, Receives - New Contract Approval in Colombia

369,000-acre Luna Llena Contract within Valle Lunar acreage

Dallas, Texas - November 23, 2005 - Harken Energy Corporation  (AMEX: HEC), announced today that Global Energy Development PLC, (‘Global’) has received approval for a new exclusive exploration and production concession contract with the National Hydrocarbons Agency of the Republic of Colombia following electing to convert a portion of its Valle Lunar acreage held under a Technical Evaluation Agreement (“TEA”). Harken Energy currently holds approximately 34% of Global’s issued share capital.

The new Luna Llena Contract, one of six contracts Global now holds in Colombia, covers 369,000 acres within the approximate 2.1 million acre Valle Lunar TEA, which is located in the established Llanos Basin of eastern Colombia. The Valle Lunar TEA, signed on May 2005, grants Global's the exclusive option to convert any of the acreage into a contract or contracts prior to or at the TEA’s conclusion in October 2006.

“The early conversion of the Luna Llena Contract reflects Global's desire to accelerate its work program on this selected area due to management’s belief that the opportunity to develop substantial medium heavy oil reserve potential is significant,” said Stephen Voss, Global's Managing Director.

“Two international oil companies drilled a number of shallow wells in the 1980s within Luna Llena to a depth of approximately 3,000 feet which delineated what is now known to be the El Miedo field. Oil production tests were successful but the opportunity was deemed non-commercial at the time due to low oil prices,” said Voss.

Since Global signed the Valle Lunar TEA, the company has conducted Landsat analysis of the acreage, which yielded a considerable amount of surface data, particularly within the Luna Llena area, that can be utilized in subsurface interpretation. In addition, the Luna Llena acreage contains the identified El Miedo field. The El Miedo field has substantial well tests and subsurface geologic control that was acquired by two international oil companies in the 1980’s from an extensive drilling effort conducted by these oil companies. Oil production tests were successful at that time. Global has already completed engineering and geologic studies on the El Miedo field.

Global will own 100% of the Luna Llena Contract subject only to an initial 8% royalty, with the size of the royalty to be determined by future production levels. The Contract duration is 30 years divided into an initial six-year exploration phase and a 24 year exploitation and production phase. Under the terms of the Luna Llena Contract, Global must, within 18 months, acquire 165 kilometers of 2D seismic, reprocess 500 kilometers of existing seismic, re-enter and test one existing well and drill two exploratory wells which cover the total geologic column. Global can then elect, if it so wishes, to proceed to phase two which also covers 18 months and requires re-entering another existing well or drilling another exploratory well. Phases three to five, all optional, are each 12 months and require the drilling of an exploratory well in each phase.

Global will continue to hold the remaining Valle Lunar TEA acreage and conduct further geologic analysis and geophysical tests over the next several months, fulfilling all the associated work obligations, with a goal of potentially contracting more of the acreage. Global is finalizing its plans for new drilling in the El Miedo field in the second half of 2006.

Harken Energy Corporation is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries and shareholdings. Additional information may be found at the Harken Energy Web site, www.harkenenergy.com, or by calling Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200.

Certain statements in this announcement including statements such as “believes”, “anticipates”, “expects” and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended September 30, 2005. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

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